UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

Ultralife Corporation

(Exact name of Registrant as specified in its charter)

Delaware

(Jurisdiction of incorporation or organization)

000-20852

(Commission file number)

2000 Technology Parkway, Newark, New York 14513

(Address of principal executive offices)

Philip A. Fain 315-332-7100

(Name and telephone number of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this report applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018

Item 1.01	Conflict Minerals Disclosure and Report

In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Ultralife Corporation (the “Company”) has filed a copy of its Conflict Minerals Report for the reporting period January 1, 2018 to December 31, 2018, as Exhibit 1.01 to this Specialized Disclosure Report on Form SD and is publicly available at http://www.investor.ultralifecorporation.com.

The content of any website referred to in this Form SD is included for general information only and is not incorporated by reference into this Form SD or the attached Conflict Minerals Report.

Item 1.02	Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Item 2.01 Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description

1.01	Ultralife Corporation Conflict Minerals Report for the reporting period from January 1, 2018 to December 31, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ULTRALIFE CORPORATION

(registrant)

By:	/s/ Philip A. Fain
Philip A. Fain
Title:	Chief Financial Officer and Treasurer

Date:	May 31, 2019

Index to Exhibit

Exhibit Number	Exhibit Description
1.01	Ultralife Corporation Conflict Minerals Report for the reporting period from January 1, 2018 to December 31, 2018